EXHIBIT 99.1

Tech Data Corporation Reports Fourth-Quarter and Fiscal Year 2012 Results

Fiscal Year Sales and Earnings Per Share Reach Record Levels

CLEARWATER, Fla., Feb. 28, 2012 (GLOBE NEWSWIRE) -- Tech Data Corporation (Nasdaq:TECD), a leading distributor of IT products, today announced results for the fourth quarter and fiscal year ended January 31, 2012.

Results At A Glance(1)
($ in millions, except per share amounts)	Three months ended January 31, 2012	Three months ended January 31, 2011	Fiscal year ended January 31, 2012	Fiscal year ended January 31, 2011

Net sales	$7,112.6	$7,117.2	$26,488.1	$24,376.0

Operating income (GAAP)	$83.8	$117.8	$327.9	$334.0
Operating income (Non-GAAP)	$112.1	$117.8	$356.2	$334.0

Operating income margin (GAAP)	1.18%	1.65%	1.24%	1.37%
Operating income margin (Non-GAAP)	1.58%	1.65%	1.34%	1.37%

Net income attributable to shareholders of Tech Data Corporation (GAAP)	$54.1	$77.3	$206.4	$214.2
Net income attributable to shareholders of Tech Data Corporation (Non-GAAP)	$73.3	$77.3	$225.6	$214.2

Net income per diluted share attributable to shareholders of Tech Data Corporation (GAAP)	$1.29	$1.63	$4.66	$4.36
Net income per diluted share attributable to shareholders of Tech Data Corporation (Non-GAAP)	$1.75	$1.63	$5.09	$4.36
(1) Please refer to the GAAP to Non-GAAP Reconciliation that is contained in the attached financial summary.
This information is also available on the Investor Relations section of Tech Data's website at www.techdata.com.

Net sales for the fourth quarter ended January 31, 2012, were $7.1 billion, consistent with sales in the prior-year fourth quarter. The weakening of certain foreign currencies against the U.S. dollar, compared to the fourth quarter of the prior year, negatively impacted the year-over-year net sales comparison by approximately one percentage point. Sequentially, net sales for the fourth quarter ended January 31, 2012, increased eight percent over the third quarter. Weaker foreign currencies during the fourth quarter negatively impacted the sequential growth by approximately four percentage points.

Operating income for the fourth quarter was $83.8 million, or 1.18 percent of net sales. This compared to operating income of $117.8 million, or 1.65 percent of net sales in the prior-year fourth quarter. Fourth-quarter net income attributable to shareholders of Tech Data Corporation was $54.1 million, or $1.29 per diluted share compared to $77.3 million, or $1.63 per diluted share for the prior-year period based upon Generally Accepted Accounting Principles ("GAAP"). Results for the fourth quarter of fiscal 2012 included a $28.3 million charge, or $0.46 per diluted share after-tax, for the loss on disposal of subsidiaries related to the company's decision to exit its operations in Brazil and Colombia ("loss on disposal of subsidiaries"). Excluding the loss on disposal of subsidiaries, non-GAAP net income for the fourth quarter of fiscal 2012 totaled $73.3 million, or $1.75 per diluted share.

"We completed the fiscal year on a good note, posting record annual sales and earnings per share, as well as return on invested capital well above our weighted average cost of capital," said Robert M. Dutkowsky, Tech Data Corporation's chief executive officer. "We are pleased with the solid performance delivered by both regions, despite a slowing overall IT market and challenging macro-economic environments in certain European countries. In the fourth quarter we took steps to further strengthen and better position the company for the future by exiting unprofitable markets, aligning our European cost structure to more closely match market conditions, investing in industry-leading initiatives and enhancing our capital structure. Tech Data's performance throughout fiscal 2012 demonstrates the strength of our operations and the flexibility of our business model to successfully navigate the ever-changing IT market landscape and deliver strong results for our shareholders. It is also a testament to the talent, hard work and dedication of our worldwide team."

Fourth-Quarter Financial Highlights

  Net sales in the Americas (including North America and Latin America) were $2.74 billion, or 39 percent of worldwide net sales, representing a decrease of one percent over the prior-year fourth quarter. Net sales in Europe totaled $4.37 billion, or 61 percent of worldwide net sales, representing an increase of one percent (two percent increase on a euro basis) over the prior-year fourth quarter.
  Gross margin for the fourth quarter was 5.27 percent, compared to 5.32 percent in the prior-year fourth quarter. The year-over-year decrease in gross margin was primarily attributable to competitive pricing conditions in certain markets during the quarter.
  Selling, general and administrative expenses (SG&A) were $291.1 million, or 4.09 percent of net sales, compared to $261.0 million, or 3.67 percent of net sales in the prior-year fourth quarter. The increase in SG&A expenses was primarily attributable to the loss on disposal of subsidiaries, as well as an increase in severance costs in Europe. Excluding the $28.3 million charge for the loss on disposal of subsidiaries, non-GAAP SG&A for the fourth quarter of fiscal 2012 was $262.8 million, or 3.70 percent of net sales.
  Operating income in the Americas for the fourth quarter was $26.7 million, or 0.97 percent of net sales, compared to $48.6 million, or 1.75 percent of net sales in the prior-year fourth quarter. Excluding the $28.3 million charge for the loss on disposal of subsidiaries, non-GAAP operating income in the Americas for the fourth quarter of fiscal 2012 was $55.0 million, or 2.01 percent of net sales. In Europe, the company generated operating income of $59.8 million, or 1.37 percent of net sales, compared to operating income of $71.6 million, or 1.65 percent of net sales in the prior-year fourth quarter. The decrease is primarily attributable to year-over-year incremental severance costs of $11 million. Stock-based compensation expense is not included in the regional segment reporting results. This expense is presented as a separate line item in the company's segment reporting (see "Supplementary Information" table attached).
  Historically, the company has presented certain book overdrafts, representing checks issued and wire transfers that have been initiated but have not been presented for payment to the banks, as accounts payable. Based on agreements with its banks in certain countries, the company determined that a significant portion of these book overdrafts are covered by rights of setoff in favor of the respective banks and therefore, the company has classified these amounts as reductions to cash and accounts payable as of January 31, 2012. Accordingly, the company has adjusted its financial statements for the prior year ended January 31, 2011 to be consistent with the current year presentation. The impact of this adjustment was a decrease of $76.2 million to cash and accounts payable as of January 31, 2011, and an increase to cash flows from operations of $57.5 million for the year ended January 31, 2011.
  Cash provided by operations totaled $108.0 million for the fourth quarter, and $503.4 million for the fiscal year ended January 31, 2012. Cash provided by operations during the first nine months of fiscal 2012 increased by $1.7 million due to the company's adjustment of prior period cash flows as a result of its accounting for book overdrafts, as discussed above.

Fiscal-Year Results

Net sales for the fiscal year ended January 31, 2012, were $26.5 billion, an increase of nine percent from $24.4 billion for the fiscal year ended January 31, 2011. The strengthening of certain foreign currencies against the U.S. dollar positively impacted the year-over-year fiscal year net sales comparison by approximately three percentage points. On a regional basis, net sales in the Americas represented 41 percent of worldwide net sales and increased three percent to $10.8 billion from $10.5 billion for the prior-year period. Europe represented 59 percent of worldwide net sales and increased 13 percent (8 percent on a euro basis) to $15.6 billion from $13.8 billion for the fiscal year ended January 31, 2011.

For the fiscal year ended January 31, 2012, the company recorded operating income of $327.9 million, or 1.24 percent of net sales, compared with operating income of $334.0 million, or 1.37 percent of net sales, in the prior-year period. Excluding the $28.3 million charge for the loss on disposal of subsidiaries, non-GAAP operating income for the fiscal year ended January 31, 2012 was $356.2 million, or 1.34 percent of net sales.

The company recorded net income attributable to shareholders of Tech Data Corporation of $206.4 million, or $4.66 per diluted share, for the fiscal year ended January 31, 2012. This compared to net income attributable to shareholders of Tech Data Corporation of $214.2 million, or $4.36 per diluted share, in the prior-year period. Excluding the $28.3 million charge for the loss on disposal of subsidiaries, non-GAAP net income attributable to shareholders of Tech Data Corporation for the fiscal year ended January 31, 2012 was $225.6 million, or $5.09 per diluted share.

Business Outlook

For the first quarter of fiscal year 13, taking into account the exit of Brazil and Colombia, the company anticipates flat sales in both regions, in local currencies. Throughout the remaining quarters, the company expects regional sales comparisons to range from slightly positive to slightly negative, resulting in flat sales for the fiscal year, in local currencies. However, the company believes its diverse product portfolio, proactive steps taken, and investments made, will support its operating margin goal of approximately 1.5 percent for the fiscal year.

Webcast Details

Tech Data will discuss its fourth-quarter results on a conference call today at 9:00 a.m. (ET). A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com/investor. The webcast will be available for replay for three months.

Non-GAAP Financial Information

The non-GAAP data contained in this release is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles ("GAAP"). Non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the company, exclude restructuring charges, certain consulting costs, impairment charges, certain changes in valuation allowances for certain deferred tax assets, extraordinary gains or losses and other infrequent or unusual items. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial summary. This information is also available for review on the Investor Relations section of Tech Data's website at www.techdata.com/investor.

Cautionary Statement

Certain matters discussed in this news release are forward-looking statements, based on the company's current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: global economic and political instability, competition, narrow margins, dependence on information systems, acquisitions and divestitures, exposure to natural disasters, war and terrorism, dependence on independent shipping companies, impact of policy changes, labor strikes, risk of declines in inventory value, product availability, vendor terms and conditions, loss of significant customers, customer credit exposure, need for liquidity and capital resources, fluctuations in interest rates, foreign currency exchange rates, exposure to foreign markets, international operations, changes in income tax and other regulatory legislation, potential adverse effects of litigation or regulatory enforcement action, changes in accounting rules, and the volatility of common stock price. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company's Investor Relations website at www.techdata.com. All information in this release is as of February 28, 2012. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company's expectations.

About Tech Data

Tech Data Corporation (Nasdaq:TECD) is one of the world's largest wholesale distributors of technology products. Its advanced logistics capabilities and value added services enable more than 125,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users. Tech Data generated $26.5 billion in net sales for the fiscal year ended January 31, 2012 and is ranked 109th on the Fortune 500®. To learn more, visit www.techdata.com.

The Tech Data Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10666

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(In thousands, except per share amounts)

	Three months ended		Fiscal year ended
	January 31,		January 31,
	2012	2011	2012	2011
Net sales	$ 7,112,552	$ 7,117,195	$ 26,488,124	$ 24,375,973
Cost of products sold	6,737,608	6,738,449	25,094,133	23,092,685
Gross profit	374,944	378,746	1,393,991	1,283,288
Selling, general and administrative expenses	262,819	260,977	1,037,839	949,303
Loss on disposal of subsidiaries	28,294	--	28,294	--
Operating income	83,831	117,769	327,858	333,985
Interest expense	6,235	8,270	31,343	29,926
Other expense (income), net	311	692	1,193	444
Income before income taxes	77,285	108,807	295,322	303,615
Provision for income taxes	18,076	27,583	78,474	84,752
Consolidated net income	59,209	81,224	216,848	218,863
Net income attributable to noncontrolling interest	(5,140)	(3,927)	(10,452)	(4,620)
Net income attributable to shareholders of Tech Data Corporation	$ 54,069	$ 77,297	$ 206,396	$ 214,243

Net income per common share attributable to shareholders of Tech Data Corporation:
Basic	$1.31	$1.66	$4.72	$4.41
Diluted	$1.29	$1.63	$4.66	$4.36
Weighted average common shares outstanding
Basic	41,217	46,667	43,749	48,587
Diluted	41,865	47,311	44,327	49,085

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands)

	January 31,	January 31,
	2012	2011 (1)
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$505,178	$763,725
Accounts receivable, net	2,871,243	2,896,671
Inventories	1,802,976	2,205,394
Prepaid expenses and other assets	202,505	181,147
Total current assets	5,381,902	6,046,937
Property and equipment, net	88,595	94,315
Other assets, net	314,921	270,831
Total assets	$5,785,418	$6,412,083

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,042,809	$3,147,753
Accrued expenses and other liabilities	551,280	562,638
Revolving credit loans and current maturities of long-term debt, net	48,490	434,435
Total current liabilities	3,642,579	4,144,826
Long-term debt, net	57,253	60,076
Other long-term liabilities	83,438	68,754
Total liabilities	3,783,270	4,273,656
Equity attributable to shareholders of Tech Data Corporation	1,973,823	2,114,466
Noncontrolling interest	28,325	23,961
Total equity	2,002,148	2,138,427
Total liabilities and equity	$5,785,418	$6,412,083

(1) As adjusted for the company's change in accounting for book overdrafts.

TECH DATA CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (UNAUDITED)
(In thousands, except per share amounts)

	Three months ended		Fiscal year ended
	January 31,		January 31,
Operating Income	2012	2011	2012	2011
GAAP operating income	$ 83,831	$ 117,769	$ 327,858	$ 333,985
Loss on disposal of subsidiaries (1)	28,294	--	28,294	--
Non-GAAP operating income	$ 112,125	$ 117,769	$ 356,152	$ 333,985

Net Income
GAAP net income	$ 54,069	$ 77,297	$ 206,396	$ 214,243
Loss on disposal of subsidiaries (1)	28,294	--	28,294	--
Tax effect on loss of disposal of subsidiaries	(9,073)	--	(9,073)	--
Non-GAAP net income	$ 73,290	$ 77,297	$ 225,617	$ 214,243

Net Income per Diluted Share
GAAP net income per share	$ 1.29	$ 1.63	$ 4.66	$ 4.36
Loss on disposal of subsidiaries (1)	0.68	--	0.64	--
Tax effect on loss of disposal of subsidiaries	(0.22)	--	(0.21)	--
Non-GAAP net income per diluted share	$ 1.75	$ 1.63	$ 5.09	$ 4.36
Weighted average common shares outstanding
Diluted	41,865	47,311	44,327	49,085

(1) Loss on disposal of subsidiaries relates to the exit of the company's operations in Brazil and Colombia.

TECH DATA CORPORATION AND SUBSIDIARIES SUPPLEMENTARY INFORMATION (UNAUDITED) (In thousands)

	Three months ended		Three months ended
	January 31, 2012		January 31, 2011
	Operating	Operating	Operating	Operating
Operating Income by Segment	Income	Margin	Income	Margin
Americas	$26,736.97%		$48,621	1.75%
Europe	59,825	1.37%	71,640	1.65%
Stock-based compensation	(2,730)	(.04)%	(2,492)	(.04)%
Worldwide total	$83,831	1.18%	$117,769	1.65%

	Three months ended		Three months ended
	January 31, 2012		January 31, 2011
	Operating	Operating	Operating	Operating
Non-GAAP Operating Income by Segment	Income	Margin	Income	Margin
Americas	$55,030	2.01%	$48,621	1.75%
Europe	59,825	1.37%	71,640	1.65%
Stock-based compensation	(2,730)	(.04)%	(2,492)	(.04)%
Worldwide total	$112,125	1.58%	$117,769	1.65%

	Three months ended		Three months ended
	January 31, 2012		January 31, 2011
	Operating	Operating	Operating	Operating
GAAP to Non-GAAP Reconciliation of Americas Operating Income	Income	Margin	Income	Margin
GAAP operating income	$26,736.97%		$48,621	1.75%
Loss on disposal of subsidiaries (1)	28,294	1.03%	--	--
Non-GAAP Americas operating income	$55,030	2.01%	$48,621	1.75%

(1)Loss on disposal of subsidiaries relates to the exit of the company's operations in Brazil and Colombia.

TECH DATA CORPORATION AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION (UNAUDITED)
(In thousands)

	Fiscal year ended		Fiscal year ended
	January 31, 2012		January 31, 2011
	Operating	Operating	Operating	Operating
Operating Income by Segment	Income	Margin	Income	Margin
Americas	$174,882	1.61%	$183,639	1.74%
Europe	163,675	1.05%	160,233	1.16%
Stock-based compensation	(10,699)	(.04)%	(9,887)	(.04)%
Worldwide total	$327,858	1.24%	$333,985	1.37%

	Fiscal year ended		Fiscal year ended
	January 31, 2012		January 31, 2011
	Operating	Operating	Operating	Operating
Non-GAAP Operating Income by Segment	Income	Margin	Income	Margin
Americas	$203,176	1.87%	$183,639	1.74%
Europe	163,675	1.05%	160,233	1.16%
Stock-based compensation	(10,699)	(.04)%	(9,887)	(.04)%
Worldwide total	$356,152	1.34%	$333,985	1.37%

	Fiscal year ended		Fiscal year ended
	January 31, 2012		January 31, 2011
GAAP to Non-GAAP Reconciliation of	Operating	Operating	Operating	Operating
Americas Operating Income (Loss)	Income	Margin	Income	Margin
GAAP operating income (loss)	$174,882	1.61%	$183,639	1.74%
Loss on disposal of subsidiaries (1)	28,294.26%		--	--
Non-GAAP Americas operating income	$203,176	1.87%	$183,639	1.74%

(1) Loss on disposal of subsidiaries relates to the exit of the company's operations in Brazil and Colombia.

Return on Invested Capital (ROIC) (UNAUDITED)
($ in millions)
	Twelve months ended	Twelve months ended
	January 31, 2012	January 31, 2011 (2)
Net Operating Profit After Tax (NOPAT):
Operating Income (1)	$356	$334
Tax Provision	96	93
NOPAT (1)	$260	$241

Average Invested Capital:
Short-term debt (5-qtr average)	$348	$156
Long-term debt (5-qtr average)	61	295
Shareholders' Equity (5-qtr average)	2,127	2,061
Total average capital	2,536	2,512
Less: Cash (5-qtr average)	(719)	(831)
Average capital less average cash	$1,817	$1,681
Return on Invested Capital (ROIC)	14%	14%

(1) Excludes a $28.3 million charge recorded in Q4 FY'12 for loss on disposal of subsidiaries related to the company's exit of its operations in Brazil and Colombia.
(2) As adjusted for the company's change in accounting for book overdrafts.

Net Cash (UNAUDITED)
($ in millions)	January 31, 2012	January 31, 2011 (2)
Cash	$505	$764
Current debt, excluding convertible debentures	48	93
Long-term debt	57	60
Convertible debentures (net of discount) (1)	--	341
Total debt	105	494
Net Cash (Cash less total debt)	$400	$270

(1) In December 2006, $350 million of convertible debentures were issued and are shown net of discount of $9 million for
January 31, 2011. The convertible debentures were redeemed in December 2011.
(2) As adjusted for the company's change in accounting for book overdrafts.
CONTACT: Jeffery P. Howells
         Executive Vice President and Chief Financial Officer
         727-538-7825
         (jeff.howells@techdata.com)

         Arleen Quinones
         Director, Investor Relations and Shareholder Services
         727-532-8866
         (arleen.quinones@techdata.com)